UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

Alder BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36431	90-0134860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11804 North Creek Parkway South Bothell, WA		98011
(Address of principal executive offices)		(Zip Code)

(425) 205-2900

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Randall C. Schatzman, Ph.D.

On March 15, 2018 (the “Separation Date”), the Board of Directors (the “Board”) of Alder BioPharmaceuticals, Inc. (the “Company”) and Randall C. Schatzman, Ph.D., the Company’s President and Chief Executive Officer, reached the mutual decision to have Dr. Schatzman step down as President, Chief Executive Officer and as a director of the Company. Dr. Schatzman’s employment and service as a director with the Company ceased on the Separation Date.

Pursuant to the Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan, as amended and restated effective December 15, 2016, the Company expects: (i) to pay cash severance to Dr. Schatzman equal to 18 months of his current base salary and monthly annual target bonus (defined as 1/12 of his annual target bonus), less all applicable withholdings and deductions, paid in equal installments on the Company’s regular payroll schedule over the 18-month period following the Separation Date (the “Severance Period”); and (ii) to pay the COBRA premiums necessary to continue Dr. Schatzman’s health insurance coverage (including dependent and other family member coverage, if any) until the earliest of (A) the last day of the Severance Period, (B) the date on which Dr. Schatzman and his dependents are covered by another employee’s group health plan or (C) the date on which Dr. Schatzman is no longer eligible for continuation coverage under COBRA.

The Company expects to enter into a Separation and Consulting Agreement with Dr. Schatzman pursuant to which Dr. Schatzman will consult for the Company for a period of 18 months after the Separation Date. All outstanding equity awards previously granted to Dr. Schatzman under the Company’s equity incentive plans would continue to vest during the period of such consulting relationship. Dr. Schatzman will be entitled to exercise any vested equity awards until expiration of each such equity award in accordance with its terms.

Appointment of Paul B. Cleveland as Interim President and Chief Executive Officer

Paul B. Cleveland, 61, a member of the Board, has been appointed to serve as the Company’s Interim President and Chief Executive Officer, effective as of the Separation Date, while the Company conducts a search for a permanent President and Chief Executive Officer.

In connection with his appointment as Interim President and Chief Executive Officer, Mr. Cleveland and the Company entered into an offer letter (the “Offer Letter”). Mr. Cleveland will continue to serve as a director of the Company but has stepped down as the Chair of the Audit Committee of the Board. Pursuant to the Offer Letter, Mr. Cleveland will receive an annual base salary of $578,000 and a $100,000 sign-on bonus. Mr. Cleveland is also eligible to receive a retention bonus of up to $158,950 if he remains continuously employed with the Company through the earlier of the six-month anniversary of his start date of employment and the date that a new Chief Executive Officer begins employment with the Company (such date, the “Earn Date”). Additionally, subject to approval by the Board, Mr. Cleveland will be granted an option to purchase 100,000 shares of common stock of the Company, which will vest in full on the Earn Date.

Mr. Cleveland has served as a member of the Board since August 2015. Since June 2017, Mr. Cleveland has served as the Chairman of the board of directors of Adverum Biotechnologies, Inc., a biotechnology company. Mr. Cleveland previously served as the Executive Chairman of Adverum from October 2016 to June 2017, and as President and Chief Executive Officer from December 2015 to October 2016. From May 2015 to November 2015, Mr. Cleveland served as President and Chief Executive Officer at Celladon Corporation, a clinical-stage biotechnology company, and previously served as Celladon’s President and Chief Financial Officer since June 2014. From February 2013 to August 2013, Mr. Cleveland served as Executive Vice President, Corporate Strategy and Chief Financial Officer of Aragon Pharmaceuticals, Inc., a biotechnology company. From April 2011 to February 2013, Mr. Cleveland served as General Partner and Chief Operating Officer of Mohr Davidow Ventures, a venture capital firm. From January 2006 to February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, Mr. Cleveland served as a managing director at investment bank J.P. Morgan Chase and Co. and a predecessor firm, Hambrecht & Quist. From January 1993 to September 1996, Mr. Cleveland was a partner at Cooley LLP, from December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell LLP. Mr. Cleveland currently serves as the Chairman of the board of directors of Adverum Biotechnologies. Mr. Cleveland previously served on the board of directors of Sangamo BioSciences, Inc. from November 2008 to August 2016, and on the board of directors of Celladon from May 2015 to November 2015. Mr. Cleveland received an A.B. from Washington University in St. Louis and a J.D. from Northwestern University School of Law.

The foregoing summary of the Offer Letter is not intended to be complete and is qualified in its entirety by reference to the full text of the Offer Letter to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alder BioPharmaceuticals, Inc.
Dated: March 20, 2018

	By:	/s/ James B. Bucher
James B. Bucher
Senior Vice President and General Counsel